UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2017

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On August 30, 2017, NCL Corporation Ltd. (“NCLC”), a subsidiary of Norwegian Cruise Lines Holdings Ltd., delivered a conditional notice of redemption (the “Conditional Redemption Notice”) to the holders of its 4.625% Senior Notes due 2020 (the “Notes”). The Conditional Redemption Notice provides for NCLC’s redemption, pursuant to the terms of the indenture governing the Notes (the “Indenture”), of all $600.0 million aggregate principal amount of the Notes on September 29, 2017 (the “Redemption Date”) subject to the Redemption Condition (as defined below). If the Redemption Condition is satisfied, the redemption price will be equal to 100.000% of the principal amount of the Notes to be redeemed plus the Applicable Premium (as defined in the Indenture) as of the Redemption Date plus accrued and unpaid interest on the Notes so redeemed to, but excluding, the Redemption Date. As of the date of the Conditional Redemption Notice, the redemption price equals $1,043.95 per $1,000 of outstanding principal amount of Notes so redeemed, provided that such actual amount shall be recalculated prior to the Redemption Date pursuant to the terms of the Indenture and may differ from the amount calculated as of the date of the Conditional Redemption Notice. The redemption of the Notes is conditioned upon the completion by NCLC, on or prior to the Redemption Date, of a debt financing transaction on terms and subject to conditions satisfactory to NCLC (the “Redemption Condition”).  If the Redemption Condition is satisfied, no Notes will remain outstanding following the Redemption Date. In NCLC’s discretion, the Redemption Date may be delayed until such time as the Redemption Condition shall be satisfied. In NCLC’s discretion, if the Redemption Condition is not satisfied on or prior to the Redemption Date (or by the Redemption Date as so delayed), the Conditional Redemption Notice may be rescinded  and shall be of no effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2017	NORWEGIAN CRUISE LINE HOLDINGS LTD.

	By:	/s/ Wendy A. Beck
Wendy A. Beck Executive Vice President and Chief Financial Officer